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                                                                     Exhibit 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            U.S. ENERGY SYSTEMS, INC.

                      (ORIGINALLY INCORPORATED MAY 6, 1981
                 UNDER THE NAME OF COGENIC ENERGY SYSTEMS, INC.)

         U.S. Energy Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST: The name of the corporation is U.S. Energy Systems, Inc. (hereinafter referred to as the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is: CORPORATION SERVICE COMPANY.

         THIRD: The purpose for which the Corporation is formed and the business or objects to be transacted, carried on and promoted by it, is the design, sale, construction, installation and finance of diesel and natural gas powered electrical generating systems and to exercise and generally to enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the general laws of the State of Delaware now or thereafter in force.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Thirty Five Million (35,000,000) shares of Common Stock and the par value of each such share is One Cent ($0.01); and Five Million (5,000,000) shares of Preferred Stock and the par value of each such share is One Cent ($0.01). The Board of Directors shall determine, at its discretion, all rights and privileges to be attached to such Preferred Stock.

                  The preferences, limitations, and relative rights of the above two classes of stock shall be as follows:

         A.       PREFERRED STOCK.

                  (1) Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. Each such series shall be given a distinguishing designation. All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series, and, except to the extent otherwise provided in the description of such series, with those of other shares of Preferred Stock.



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                  (2) Authority is hereby expressly granted to the Board of
         Directors to fix from time to time, by resolutions, providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the preferences, limitations and relative rights of the shares of such series, including the following:

                           (a) The designation and number of shares comprising
                  such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

                           (b) The voting rights, if any, which shares of that
                  series shall have, which may be special, conditional, limited or otherwise;

                           (c) The rate of dividends, if any, on the shares of
                  that series, whether dividends shall be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date or dates), whether rights, or in shares of the corporation's capital stock, and the relative rights or priority, if any, of payment of dividends on shares of that series over shares of any other series or over the Common Stock;

                           (d) Whether the shares of that series shall be
                  redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event of events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the corporation, the shareholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events and whether such amount shall be paid in cash, indebtedness, securities, or other property or rights, including securities of any other corporation;

                           (e) Whether that series shall have a sinking fund for
                  the redemption or purchase of shares of that series and, if so, the terms of and amounts payable into such sinking fund;

                           (f) The rights to which the holders of the shares of
                  that series shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the corporation, an the relative rights of priority, if any, of payment of shares of that series over shares of any other series or over the Common Stock in any such event;

                           (g) Whether the shares of that series shall be
                  convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation,


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                  and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events, the data or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the corporation, the shareholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

                           (h) Whether the issuance of any additional shares of
                  such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

                           (i) Any other preferences, privileges and powers and
                  relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Article Fourth and to the full extent now or hereafter permitted by the laws of the State of Delaware.

         Before issuing any shares of a series of Preferred Stock the Corporation shall deliver to the Secretary of State for Filing Certificate of Incorporation, which shall be effective without shareholder action, that set forth (a) the name of the corporation, (b) the text of the amendment determining the terms of the series, (c) the date it was adopted and (d) a statement that the amendment was duly adopted by the Board of Directors.

         B.       COMMON STOCK.

                  (1) After the requirements with respect to preferential dividends, if any, on any series of Preferred Stock (fixed pursuant to paragraph A(2)(c) of this Article Fourth) shall have been met, and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums in a sinking fund for the purchase or redemption of shares of any series of Preferred Stock (fixed pursuant to paragraph A(2)(e) of this Article Fourth), then, and not otherwise, the holders of Common Stock shall receive, to the extent permitted by law and to the extent the Board of Directors shall determine, such dividends as may be declared from time to time by the Board of Directors.

                  (2) After distribution in full of the preferential amount, if any (fixed pursuant to paragraph A(2)(f) of this Article Fourth), to be distributed to the holders of any series of Preferred Stock, in the event of the voluntary or involuntary dissolution or liquidation of the corporation, the holders of Common Stock (and the holders of any series of Preferred Stock, if and to the extent provided pursuant to paragraph A(2)(f) of this Article Fourth) shall be


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         entitled to receive the net assets of the corporation of whatever kind available for distribution.

                  (3) Except as may be otherwise required by law or by this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of such stock held by him on all matters voted upon by the stockholders.

         Effective as of May 6, 1996, each 40 shares of the issued and outstanding Common Stock, $.01 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect issued and outstanding shares and outstanding options, warrants and other rights to acquire shares of Common Stock. The total number of shares authorized shall not be amended and shall be as set forth in the Article Fourth. Each record and beneficial holder of shares of Common Stock of the Corporation whose aggregate number of shares held in one name and one account is less than 40 shall be deemed by the Corporation to hold a fractional share of Common Stock. All such fractional shares of the Corporation's Common Stock are hereby immediately canceled. The holder of such fractional share shall be entitled to cash payment in an amount equal to ten cents ($0.10) per (pre-reverse split) share upon proper surrender of the holder's certificate or certificates.

         FIFTH:  The name and mailing address of incorporator is:

                 Name                                 Mailing Address
                 ----                                 ---------------

                 Peter Rothberg                       280 Park Avenue
                                                      New York, New York  10017

         SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 9 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


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         SEVENTH:

         A.       BOARD OF DIRECTORS

         All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by statute or by this Certificate of Incorporation, or any amendment thereof, or by the ByLaws. The By-Laws may be adopted, amended or repealed by the Board of Directors of the Corporation, except as otherwise provided by law, but any by-law made by the Board of Directors is subject to amendment or repeal by the stockholders of the Corporation.

         B.       CLASSIFICATION

         The directors shall be classified with respect to the time for which they shall severally hold office into three classes as nearly equal in number as possible. The Class I directors shall be elected to hold office for an initial term expiring at the 1998 annual meeting of stockholders, the Class II directors shall be elected to hold office for an initial term expiring at the 1999 annual meeting of stockholders and the Class III directors shall be elected to hold office for an initial term expiring at the 2000 annual meeting of stockholders, with the members of each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified. At each annual meeting of stockholders at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

         C.       VACANCIES

         Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that those vacancies resulting from removal from office by a vote of the stockholders may be filled by a vote of the stockholders at the same meeting at which such removal occurs. The directors chosen to fill vacancies shall hold office for a term expiring at the end of the next annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately, as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors


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applicable thereto, and each director so elected shall not be subject to the provisions of this Article Seventh unless otherwise provided therein.

         D.       AMENDMENT AND REPEAL OF ARTICLE SEVENTH

         Notwithstanding any provisions of this Certificate of Incorporation and of the By-Laws, and notwithstanding the fact that a lesser percentage may be specified by Delaware law, unless such action has been approved by a majority vote of the full Board of Directors, the affirmative vote of 662/3 percent of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast thereon, voting together as a single class, shall be required to amend or repeal any provision of this Article Seventh or to adopt any provision inconsistent with this Article Seventh. In the event such action has been previously approved by a majority vote of the full Board of Directors, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon shall be sufficient to amend or repeal any provision of this Article Seventh or adopt any provision inconsistent with this Article Seventh.

         EIGHTH: As authorized by Section 1202(b)(7) of subsection (b) of
Section 102, Title 8 of the Delaware Code (the "Code"), as the same may be interpreted or amended from time to time, no director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Code, or (iv) for any transaction from which the director derived an improper personal benefit.

         IN WITNESS WHEREOF, the provisions of the Certificate of Incorporation as herein amended, and hereby restated and integrated into the single instrument which is herein set forth, entitled Amended and Restated Certificate of Incorporation of U.S. Energy Systems, Inc., having been duly proposed by the directors and duly adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Laws of the State of Delaware, has been executed this 12th day of August, 1997 by Seymour J. Beder, its authorized officer.

                                                       U.S. ENERGY SYSTEMS, INC.

                                                       /s/ Seymour J. Beder
                                                       -------------------------
                                                       Title:  Secretary


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